Cooper Standard Reports First Quarter 2014 Financial Results

- Achieved 12 Percent Year-Over-Year Sales Growth
- Improving Operations and Financial Performance in the Quarter
- Reaffirms 2014 Guidance
- Successful Debt Refinancing Subsequent to the Quarter

NOVI, Mich., May 5, 2014 – Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper-Standard Automotive Inc. ("Cooper Standard" or “Company”), a leading global supplier of systems and components for the automotive industry, today announced financial results for the first quarter ended March 31, 2014. The Company also reaffirmed its previous financial guidance for the full year.

"This was a solid quarter for Cooper Standard, highlighted by our strong year-over-year sales growth,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “The actions taken to stabilize our North American business, combined with margin expansion in Europe, enabled us to significantly improve quarter-over-quarter adjusted EBITDA. We hired technical talent across the Company and made infrastructure investments to ensure we have the capability necessary to support new business launches, product innovation and growth. We are on track to achieve our strategy for profitable growth.”

First Quarter Ended March 31, 2014 Results

The Company reported revenue of $837.6 million for the first quarter of 2014, compared to $747.6 million for the first quarter of 2013. The $90 million, or 12 percent, increase in sales was driven by increased volumes primarily in North America and Europe, and incremental sales related to the Company’s acquisition of Jyco Sealing Technologies in the third quarter of 2013. These items were partially offset by customer price concessions and unfavorable foreign exchange of $4.7 million.

Gross profit for the quarter was $134.3 million, or 16 percent of sales, compared to $120.3 million, or 16.1 percent of sales, for the same period last year. The 11.6 percent increase in gross profit was driven primarily by increased volumes in North America and Europe, and lean savings, partially offset by higher staffing costs, operating expenses and customer price concessions.

The Company reported net income of $19.7 million, or $1.10 per share on a fully diluted basis in the first quarter of 2014, compared to $20.7 million, or $0.86 per share in the first quarter of 2013, primarily as a result of the Company’s equity tender and preferred securities conversion transactions in 2013.

As previously disclosed, the Company entered into a $750 million term loan facility due 2021. At current interest rates, the refinancing is expected to result in an annual pre-tax interest expense savings of $23 million. Proceeds from the facility were used to prepay in full the Company’s 7 ⅜ percent Senior PIK Toggle Notes and 8 ½ percent Senior Notes.

Adjusted EBITDA for the first quarter was $80.6 million, or 9.6 percent of sales, compared to $76.7 million, or 10.3 percent of sales, in the same quarter last year. While the year-over-year comparison is lower on a percent of sales basis, the Company has demonstrated material improvement in performance over the prior two quarters. This improvement reflects actions taken to address challenges related to the introduction and subsequent launches of new sealing and trim products.

2014 Guidance

The Company reaffirmed its full year guidance as previously provided on February 24, 2014. Assuming North American vehicle production volume of 16.8 million units, European vehicle production volume of 19.6 million units and an average full year exchange rate of 1 Euro = $1.38 and 1 Canadian dollar = $0.91, the Company expects:

•	Consolidated Sales: $3.25 billion - $3.35 billion

•	Capital Expenditures: $195 million - $205 million

•	Cash Restructuring Expenses: $20 million - $30 million

•	Cash Taxes: $25 million - $35 million.

Net Income to Adjusted EBITDA Reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure:

	Three Months Ended March 31,
	2013	2014
	(dollar amounts in millions)
Net income attributable to Cooper-Standard Holdings Inc.	$20.7	$19.7
Income tax expense	7.9	12.1
Interest expense, net of interest income	11.2	15.0
Depreciation and amortization	29.8	28.3
EBITDA	$69.6	$75.1
Restructuring (1)	4.8	3.1
Noncontrolling interest (2)	(0.7)	(0.1)
Stock-based compensation (3)	2.7	2.1
Other(4)	0.3	0.4
Adjusted EBITDA	$76.7	$80.6

(1) Includes non-cash restructuring.
(2) Proportionate share of restructuring costs related to FMEA joint venture.
(3) Non-cash stock amortization expense and non-cash stock option expense for grants issued at time of the Company's 2010 reorganization.
(4) Professional fees related to corporate development activities and acquisitions.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company's operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company's performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company's core operating performance.

When analyzing the Company's operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company's performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard's results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard's future results will be unaffected by unusual or non-recurring items.

Conference Call Details

Cooper Standard's executive team will host a conference call and webcast on Tuesday, May 6 at 9 a.m. ET to discuss its first quarter 2014 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 33660539 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors' portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer, thermal and emissions, and anti-vibration systems. Cooper Standard employs more than 25,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements
This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management's current analysis and expectations, based on what are believed to be reasonable assumptions. The words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" or future or conditional verbs, such as "will," "should," "could" or "may" and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company's most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:
Glenn Dong
Cooper Standard
(248) 596-6031
investorrelations@cooperstandard.com

Contact for Media:
Sharon Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com